Exhibit 99.1

WINDFIELD HOLDINGS PTY LTD
ABN: 60 160 456 164

Annual Report
31 December 2025
Expressed in thousands of Australian dollars (A$000) unless otherwise stated

Consolidated statement of profit or loss and other comprehensive income For the year ended 31 December

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

Sales revenue		1,684,979	1,970,629	9,868,260
Cost of sales	4(a)	(818,948)	(743,076)	(932,928)
Other income		2,450	-	6,605
General and administration expenses		(33,344)	(32,211)	(27,768)
Operating profit		835,137	1,195,342	8,914,169

Financial income		165,204	19,027	87,873
Financial expenses		(108,686)	(194,709)	(61,552)
Net finance (expense)/income	4(b)	56,518	(175,682)	26,321

Share of profit of equity-accounted investees, net of tax	12	-	2,385	23,785

Profit before income tax		891,655	1,022,045	8,964,275

Income tax expense	5(a)	(267,893)	(311,924)	(2,676,326)

Profit after tax		623,762	710,121	6,287,949

Other comprehensive income/(loss)
Items that may be reclassified subsequently to profit or loss
Foreign currency translation differences		7	(1,556)	74
Other comprehensive (loss)/income for the year		7	(1,556)	74

Total comprehensive income for the year		623,769	708,565	6,288,023

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

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Consolidated statement of financial position As at 31 December

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

ASSETS
Current assets
Cash and cash equivalents	6	297,642	389,155	286,291
Trade and other receivables	7	156,408	230,864	1,127,029
Inventories	8	194,431	225,343	200,965
Total current assets		648,481	845,362	1,614,285

Non-current assets
Inventories	8	118,255	-	-
Property, plant and equipment	9	3,995,532	3,548,508	2,801,157
Exploration and evaluation assets	10	4,047	4,047	3,425
Intangible assets	11	3,682	3,531	2,271
Equity accounted investment	12	1,432	1,432	50,604
Total non-current assets		4,122,948	3,557,518	2,857,457

Total assets		4,771,429	4,402,880	4,471,742

LIABILITIES
Current liabilities
Trade and other payables	14	185,871	245,150	382,073
Interest-bearing liabilities	15	37,961	34,232	28,700
Tax payable		2,927	29,511	469,819
Provisions	16	17,192	15,796	12,517
Other liabilities		164	164	164
Total current liabilities		244,115	324,853	893,273

Non-current liabilities
Interest-bearing liabilities	15	1,922,692	1,969,434	1,450,748
Provisions	16	120,087	138,158	65,874
Deferred tax liabilities	13	410,985	297,067	219,584
Other liabilities		2,172	2,338	2,502
Total non-current liabilities		2,455,936	2,406,997	1,738,708

Total liabilities		2,700,051	2,731,850	2,631,981

Net assets		2,071,378	1,671,030	1,839,761

EQUITY
Share capital	17	433,167	433,167	433,167
Reserves		(3,624)	(3,631)	(2,075)
Retained earnings		1,641,835	1,241,494	1,408,669
Total equity		2,071,378	1,671,030	1,839,761

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

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Consolidated statement of changes in equity For the year ended 31 December

		Share	Translation	Retained	Total
		capital	reserve	earnings	equity
		A$'000	A$'000	A$'000	A$'000
	Note	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Balance as at 1 January 2025		433,167	(3,631)	1,241,494	1,671,030
Total comprehensive income for the year
Profit for the year		-	-	623,762	623,762
Foreign currency translation		-	7	-	7
Total comprehensive (loss)/income for the year		-	7	623,762	623,769
Transactions with equity holders
Dividend	17(b)	-	-	(223,421)	(223,421)
Total transactions with equity holders		-	-	(223,421)	(223,421)
Balance as at 31 December 2025		433,167	(3,624)	1,641,835	2,071,378

		Share	Translation	Retained	Total
		capital	reserve	earnings	equity
	Note	A$'000 (Unaudited)	A$'000 (Unaudited)	A$'000 (Unaudited)	A$'000 (Unaudited)

Balance as at 1 January 2024		433,167	(2,075)	1,408,669	1,839,761
Total comprehensive income for the year
Profit for the year		-	-	710,121	710,121
Foreign currency translation		-	(1,556)	-	(1,556)
Total comprehensive income for the year		-	(1,556)	710,121	708,565
Transactions with equity holders
Dividend	17(b)	-	-	(877,296)	(877,296)
Total transactions with equity holders		-	-	(877,296)	(877,296)
Balance as at 31 December 2024		433,167	(3,631)	1,241,494	1,671,030

		Share	Translation	Retained	Total
		capital	reserve	earnings	equity
	Note	A$'000	A$'000	A$'000	A$'000

Balance as at 1 January 2023		433,167	(2,149)	1,394,653	1,825,671
Total comprehensive income/(expense) for the year
Profit for the year		-	-	6,287,949	6,287,949
Foreign currency translation		-	74	-	74
Total comprehensive income/(expense) for the year		-	74	6,287,949	6,288,023
Transactions with equity holders
Dividend	17(b)	-	-	(6,273,933)	(6,273,933)
Total transactions with equity holders		-	-	(6,273,933)	(6,273,933)
Balance as at 31 December 2023		433,167	(2,075)	1,408,669	1,839,761

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

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Consolidated cash flow statement For the year ended 31 December

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Cash flows from operating activities
Cash receipts from customers	1,747,838	2,967,872	11,100,673
Cash paid to suppliers and employees	(664,037)	(537,441)	(498,631)
Interest paid	(87,814)	(69,549)	(54,656)
Interest received	24,382	18,478	17,100
Other income	2,450	-	4,775
Royalties paid	(104,714)	(182,860)	(569,866)
Income tax paid	(180,559)	(674,749)	(2,662,307)
Net cash inflow from operating activities	737,546	1,521,751	7,337,088

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	4,342	52,772	3,000
Payments for property, plant and equipment	(629,626)	(794,264)	(727,871)
Interest paid during development	(62,072)	(48,501)	(41,189)
Payments for exploration expenditure	(942)	(692)	(506)
Net cash outflow from investing activities	(688,298)	(790,685)	(766,566)

Cash flows from financing activities
Payment of dividend	(223,421)	(948,965)	(6,202,264)
Proceeds from borrowings	423,313	701,646	1,671,189
Repayment of borrowings	(290,593)	(331,881)	(1,767,472)
Payments for lease liabilities	(49,395)	(51,449)	(31,944)
Net cash outflow from financing activities	(140,096)	(630,649)	(6,330,491)

Net (decrease)/increase in cash and cash equivalents	(90,848)	100,417	240,031

Cash and cash equivalents at beginning of the year	389,155	286,291	54,884
Effects of exchange rate fluctuation on cash held	(665)	2,447	(8,624)
Cash and cash equivalents at 31 December	297,642	389,155	286,291

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

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Notes to the consolidated financial statements

1Reporting Entity
Windfield Holdings Pty Ltd (the “Company” or “Windfield”) is a for-profit company domiciled in Australia. The address of the Company’s registered office is Level 15, 216 St Georges Terrace, Perth, Western Australia 6000.
The consolidated financial report of the Company as at and for the year ended 31 December 2025 comprises the Company and its subsidiaries (together referred to as the “Group”) and the Group’s interests in jointly controlled entities. The Group is primarily involved in the mining, development and exploration of mineral properties in Australia.
2Basis of preparation
(a)Statement of compliance
The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.
The consolidated financial statements were authorised for issue by the Board of Directors on 19 March 2026.
Details of the Group’s accounting policies, including changes during the period, are included in Note 24 and Note 25.
(b)Basis of measurement
The consolidated financial statements have been prepared on a historical cost basis.
(c)Functional and presentation currency
Items included in the financial statements of the Group are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The functional currency of the Australian operations is Australian dollars (“A$” or “AUD”). The functional currency of the Chilean operations is Chilean Pesos (“CLP”). The consolidated financial statements are presented in A$.
(d)Use of estimates and judgements
In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.
The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 26.

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Notes to the consolidated financial statements

3Segment Reporting
(a)Reportable segments
The Company operates in the lithium exploration and production operating segment within the following geographical segments:
Australia
The Group maintains a registered office in Perth and operates the Greenbushes lithium mine.
Chile
The Group holds an interest in an equity accounted joint venture based in Chile (refer to Note 12).
(b)Information about reportable segments
Segment profit or loss before tax for the year ended 31 December and assets and liabilities at 31 December were as follows:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$’000	A$’000	A$’000
Profit or loss before tax
Australia	891,655	1,019,660	8,940,490
Chile	-	2,385	23,785
Consolidated profit before tax	891,655	1,022,045	8,964,275

Assets
Australia	4,769,997	4,401,448	4,421,138
Chile	1,432	1,432	50,604
Consolidated total assets	4,771,429	4,402,880	4,471,742

Liabilities
Australia	2,698,790	2,731,791	2,631,893
Chile	1,261	59	88
Consolidated total liabilities	2,700,051	2,731,850	2,631,981

(c)Capital expenditure
During the year ended 31 December 2025, capital expenditure in relation to Australian operations totaled $610.219 million (unaudited) (2024: $815.611 million (unaudited); 2023: $752.213 million) while capital expenditure in relation to Chilean operations was nil (unaudited) (2024: nil (unaudited); 2023: $0.458 million).
(d)Major customers
Revenues from transactions with 2 single customers each amounted to more than 10 per cent of the entity’s revenues. Revenues from the 2 major customers represented $885.153 million (unaudited) (2024: $1,022.481 (unaudited); 2023: $4,393.722 million) and $799.797 million (unaudited) (2024: $948,140 million (unaudited); 2023: $5,474.513 million) of the Group’s total revenues, respectively (refer Note 18(b)).

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Notes to the consolidated financial statements

4Income and expense
(a)Cost of sales

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Royalties	90,519	100,094	397,865
Materials and services	431,715	340,003	344,503
Employee costs	160,403	141,100	109,886
Depreciation and amortisation	208,664	161,881	107,418
Changes in inventory	(79,118)	(19,086)	(68,134)
Other operating expenses	6,765	19,084	41,390
Cost of sales	818,948	743,076	932,928

(b)Finance income and expense

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Interest income	24,046	19,027	17,206
Foreign exchange gain	141,158	-	70,667
Finance income	165,204	19,027	87,873

Interest expense on financial liabilities measured at amortised cost	(102,130)	(93,227)	(59,646)
Unwind of discount on rehabilitation provision	(6,556)	(4,546)	(1,906)
Foreign exchange loss	-	(96,936)	-
Finance expense	(108,686)	(194,709)	(61,552)

Net finance income/(expense)	56,518	(175,682)	26,321

5Income tax
(a)Income tax expense

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Current tax expense	152,649	243,032	2,652,463
Deferred tax expense relating to the origination and reversal of temporary differences	115,244	68,892	23,863
Total income tax expense in profit or loss	267,893	311,924	2,676,326

Windfield Holdings has been advised that the Australian Taxation Office will be conducting an audit over the 2020 to 2024 income years in relation to historical transfer pricing matters.

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Notes to the consolidated financial statements

(b)Income tax recognised in other comprehensive income

	2025 (Unaudited)		2024 (Unaudited)				2023
	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	expense	tax	tax	expense	tax	tax	expense	tax

Foreign currency translation differences for foreign operations	7	-	7	(1,556)	-	(1,556)	74	-	74

(c)Reconciliation of income tax expense to prima facie tax payable

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Profit before tax	891,655	1,022,045	8,964,275

Income tax expense using the domestic corporation tax rate of 30%	267,497	306,614	2,689,283

Increase in income tax expense due to:
Non-deductible/(Deductible) items	305	67	46
Share of income of equity accounted investment, after tax	-	(622)	(6,741)
Reversal of impairment loss	-	-	(395)
(Derecognition)/recognition of deferred tax liabilities on equity accounted investment	237	5,831	(5,922)
Changes in estimates related to prior years	(146)	34	55
Income tax expense on profit before tax	267,893	311,924	2,676,326

6Cash and cash equivalents

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Bank balances	95,522	188,648	286,291
Term deposits	202,120	200,507	-
	297,642	389,155	286,291
7Trade and other receivables

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Current
Trade receivables	113,388	191,233	1,079,336
Other receivables	38,342	28,138	41,273
Prepayments	4,678	11,493	6,420
	156,408	230,864	1,127,029
The Group’s exposure to credit risk is disclosed in Note 20(a).

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Notes to the consolidated financial statements

8Inventories

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Current
Consumable stores – at cost	59,252	51,026	45,734
Work in progress – at cost	107,861	125,517	104,680
Finished goods – at cost	27,318	48,800	50,551
	194,431	225,343	200,965

Non-current
Work in progress – at cost	118,255	-	-
	118,255	-	-
9Property, plant and equipment

	Land and	Plant and	Mine properties and	Capital works in
	buildings	equipment	development	progress	Total
	A$'000	A$'000	A$'000	A$'000	A$'000

Year ended 31 December 2025 (Unaudited)
Opening written down value	678,159	695,456	1,175,642	999,251	3,548,508
Additions	-	-	-	513,897	513,897
Additions – Right of use assets	2,017	10,866	-	-	12,883
Deferred waste mining costs	-	-	158,394	-	158,394
Disposals – cost	(2,103)	(1,811)	-	-	(3,914)
Disposals – accumulated depreciation	-	36	-	-	36
Depreciation/amortisation expense	(53,660)	(86,009)	(69,766)	-	(209,435)
Increase in rehabilitation asset	-	-	(24,837)	-	(24,837)
Transfers/reclassifications	10,305	38,717	3,998	(53,020)	-
Closing written down value	634,718	657,255	1,243,431	1,460,128	3,995,532

At 31 December 2025 (Unaudited)
Cost	817,786	985,875	1,499,700	1,460,128	4,763,489
Accumulated depreciation/amortisation	(183,068)	(328,620)	(256,269)	-	(767,957)
Net written down value	634,718	657,255	1,243,431	1,460,128	3,995,532

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Notes to the consolidated financial statements

	Land and	Plant and	Mine properties and	Capital works in
	buildings	equipment	development	progress	Total
	A$'000	A$'000	A$'000	A$'000	A$'000
Year ended 31 December 2024 (Unaudited)
Opening written down value	472,234	668,605	641,318	1,019,000	2,801,157
Additions	-	-	-	626,723	626,723
Additions – Right of use assets	4,553	16,870	-	-	21,423
Deferred waste mining costs	-	-	194,231	-	194,231
Disposals – cost	-	-	-	-	-
Disposals – accumulated depreciation	-	-	-	-	-
Depreciation/amortisation expense	(51,373)	(78,997)	(32,474)	-	(162,844)
Increase in rehabilitation asset	-	-	67,818	-	67,818
Transfers/reclassifications	252,745	88,978	304,749	(646,472)	-
Closing written down value	678,159	695,456	1,175,642	999,251	3,548,508

At 31 December 2024 (Unaudited)
Cost	807,566	938,104	1,362,146	999,251	4,107,067
Accumulated depreciation/amortisation	(129,407)	(242,648)	(186,504)	-	(558,559)
Net written down value	678,159	695,456	1,175,642	999,251	3,548,508

	Land and	Plant and	Mine properties and	Capital works in
	buildings	equipment	development	progress	Total
	A$'000	A$'000	A$'000	A$'000	A$'000
Year ended 31 December 2023
Opening written down value	355,127	476,621	697,677	360,067	1,889,492
Additions	-	-	-	740,652	740,652
Additions – Right of use assets	1,968	213,594	-	-	215,562
Deferred waste mining costs	-	-	52,750	-	52,750
Disposals – cost	(2,016)	(23,760)	-	-	(25,776)
Disposals – accumulated depreciation	1,940	22,649	-	-	24,589
Depreciation/amortisation expense	(29,829)	(53,765)	(25,013)	-	(108,607)
Increase in rehabilitation asset	-	-	12,495	-	12,495
Transfers/reclassifications	145,044	33,266	(96,591)	(81,719)	-
Closing written down value	472,234	668,605	641,318	1,019,000	2,801,157

At 31 December 2023
Cost	550,268	832,256	795,348	1,019,000	3,196,872
Accumulated depreciation/amortisation	(78,034)	(163,651)	(154,030)	-	(395,715)
Net written down value	472,234	668,605	641,318	1,019,000	2,801,157
(i)Right of use assets
At 31 December 2025, the net carrying value of right of use assets comprising plant & equipment and land and buildings was $158.310 million (unaudited) (2024: $182.682 million (unaudited); 2023: $200.394 million) and $11.951 million (unaudited) (2024: $13.436 million (unaudited); 2023: $12.256 million) respectively (refer Note 25).
(ii)Leased plant and machinery
The Group leases plant and machinery under a number of lease agreements. At 31 December 2025, the net carrying amount of leased plant and machinery was $4.122 million (unaudited) (2024: $6.717 million (unaudited); 2023: $4.373 million).

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Notes to the consolidated financial statements

(iii)Security
As per Note 15, assets with a carrying amount of $4.122 million (unaudited) (2024: $6.717 million (unaudited); 2023: $4.373 million) have been pledged as security for lease finance provided to the Group. All other Australian plant and machinery with a carrying amount of $3.821 billion (unaudited) (2024: $3.346 billion (unaudited); 2023: $2.584 billion) have been pledged as security for the Group’s corporate revolving facility disclosed in Note 15.
10Exploration and evaluation assets

Exploration
A$'000

Year ended 31 December 2025 (Unaudited)
Opening written down value	4,047
Additions	-
Closing written down value	4,047

At 31 December 2025 (Unaudited)
Cost	4,047
Net written down value	4,047
Year ended 31 December 2024 (Unaudited)
Opening written down value	3,425
Additions	622
Closing written down value	4,047

At 31 December 2024 (Unaudited)
Cost	4,047
Net written down value	4,047

Year ended 31 December 2023
Opening written down value	3,358
Additions	67
Closing written down value	3,425

At 31 December 2023
Cost	3,425
Net written down value	3,425

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Notes to the consolidated financial statements

11Intangible assets

Software
A$'000

Year ended 31 December 2025 (Unaudited)
Opening written down value	3,531
Additions	728
Amortisation expense	(577)
Closing written down value	3,682

At 31 December 2025 (Unaudited)
Cost (Unaudited)	6,188
Accumulated amortisation	(2,506)
Net written down value	3,682

Year ended 31 December 2024 (Unaudited)
Opening written down value	2,271
Additions	1,875
Amortisation expense	(615)
Closing written down value	3,531

At 31 December 2024 (Unaudited)
Cost	5,460
Accumulated amortisation	(1,929)
Net written down value	3,531

Year ended 31 December 2023
Opening written down value	2,721
Additions	8
Transfers/ reclassifications	(152)
Amortisation expense	(306)
Closing written down value	2,271

At 31 December 2023
Cost	3,584
Accumulated amortisation	(1,313)
Net written down value	2,271

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Notes to the consolidated financial statements

12Equity accounted investment in joint venture
The Group has a 50% interest in Salares de Atacama Sociedad Contractual Minera (“SALA”). On 16 December 2023, SALA disposed of its concessions in Region III, Chile. SALA has no liabilities and its only significant asset is cash and cash equivalents (unaudited). In the prior year the parties to the joint venture equally bore the costs and profits of disposal of the concessions SALA held. The Group considers that it has joint control of SALA and that SALA is a joint venture under IFRS 11 Joint Arrangements. The Group’s investment in SALA is measured using the equity method.
The movement in the equity accounted investment is attributable to the following:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Balance at the beginning of the year	1,432	50,604	26,186
Exploration expenditure incurred during the period	-	-	458
Reversal of impairment of equity accounted investment in joint venture	-		1,317
Proceeds from sale of concessions	-	(51,338)	-
Share of profit, net of tax	-	2,385	23,785
Effect of movements in foreign exchange	-	(219)	(1,142)
Carrying amount at end of the year	1,432	1,432	50,604

13Deferred tax liabilities
Recognised deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Trade and other receivables	(910)	(4,315)	18,171
Inventories	(17,775)	(15,308)	(13,720)
Property, plant and equipment	(465,733)	(407,613)	(285,843)
Intangibles	1,885	2,464	246
Trade and other payables	1,457	1,665	353
Interest-bearing liabilities	24,576	79,102	36,836
Provisions	41,183	46,188	23,573
Deferred income	701	750	800
Blackhole capital expenditure	3,631	-	-
Net deferred tax liability	(410,985)	(297,067)	(219,584)

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Notes to the consolidated financial statements

14Trade and other payables

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

Royalty payable		45,310	59,507	142,273
Trade payables		50,152	57,554	83,919
Dividend payable		-	-	71,669
Accrued expenses		90,409	75,403	84,212
Other payables	(i)	-	52,686	-
		185,871	245,150	382,073
The Group’s exposure to liquidity risk related to trade and other payables is disclosed in Note 20(b).
(i)Other payables
Other payables comprises amounts payable to a third party in the Group’s role as collection agent for trade receivables sold by the Group (refer to Note 19).
15Interest-bearing liabilities

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

Current
Lease liabilities	(i)	37,961	34,232	28,700

Non-current
Lease liabilities	(i)	147,480	174,687	185,611
Revolving corporate loan	(ii)	1,792,917	1,817,597	1,279,240
Deferred debt issuance costs		(17,705)	(22,850)	(14,103)
		1,922,692	1,969,434	1,450,748
The Group’s exposure to interest rate and liquidity risk relating to interest bearing liabilities is disclosed in Note 20.
(i)Lease liabilities
The Group’s lease liabilities are secured by leased assets with a carrying value of $4.122 million (unaudited) (2024: $6.717 million (unaudited); 2023: $4.373 million), and in the event of default, the relevant leased assets revert to the lessor. Interest on lease liabilities totaled $13.083 million (unaudited) (2024: $14.133 million (unaudited); 2023: $5.709 million).
Payments made during the year under lease arrangements qualifying under IFRS 16, but that were variable by nature and therefore not included in the minimum lease payments used to calculate lease liabilities, totaled $311.703 million (unaudited) (2024: $232.671 million (unaudited); 2023: $180.911 million). These include payments for services, including labour charges, under those contracts that contained payments for the right-of-use of assets.
(ii)Revolving corporate loan
At 31 December 2025, a facility of US$1,550.000 million (unaudited) (A$2,315.852 million (unaudited)) (2024: US$1,550.000 million (unaudited) (A$2,493.164 million (unaudited); 2023: US$1,000.000 million (A$1,461.988 million)) was in place and US$1,200.000 million (unaudited) (A$1,792.917 million (unaudited)) (2024: US$1,130.000 million (unaudited) (A$1,817.597 million (unaudited)); 2023: US$875.000 million (A$1,279.24 million)) of the facility was drawn.
The key terms and conditions are as follows:
a.The facility is provided by a syndicate of commercial banks.
b.A commercial interest rate of SOFR plus a margin of 1.65% to 2.05% applies to the facility.
c.Interest cover and net leverage ratios tested at 30 June and 31 December each year. As at 31 December 2025 the Group was in compliance, with no covenant breaches or waivers.
d.The facility expires on 31 May 2029.
e.The facility is fully secured over the Australian non-leased assets of the Group.

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Notes to the consolidated financial statements

(iii)Bank guarantees
HSBC has issued unsecured bank guarantees on the Group’s behalf totaling $4.126 million (unaudited) (2024: $9.319 million (unaudited); 2023: $9.056 million) in respect of certain supplier and government agency requirements.
16Provisions

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

Current
Employee entitlements		17,192	15,796	12,517

Non-current
Employee entitlements		11,854	11,645	11,725
Rehabilitation	(i)	108,233	126,513	54,149
		120,087	138,158	65,874

(i)Rehabilitation The movements in the rehabilitation provision are set out below:
	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000
Non-current
Carrying amount at start of the period	126,513	54,149	39,747
Increase/(decrease) in provision	(24,837)	67,818	12,495
Rehabilitation and restoration accretion expense	6,557	4,546	1,907
Balance at 31 December	108,233	126,513	54,149

The rehabilitation provision is an estimate of the value of future costs for dismantling and removing items from, and restoring and rehabilitating, the Greenbushes mine site.
17Share capital and reserves
(a)Movements in share capital

		Number of	Total
Date	Description	shares	A$'000

1 Jan 2023	Opening balance	835,382,513	433,167
31 Dec 2023	Closing balance	835,382,513	433,167

1 Jan 2024	Opening balance (Unaudited)	835,382,513	433,167
31 Dec 2024	Closing balance (Unaudited)	835,382,513	433,167

1 Jan 2025	Opening balance (Unaudited)	835,382,513	433,167
31 Dec 2025	Closing balance (Unaudited)	835,382,513	433,167
Ordinary shares have no par value and are fully paid ordinary shares. They entitle the holder to participate in dividends and the proceeds on winding up of the Company in proportion to the number of and amounts paid on the shares held and to one vote per share at general meetings of the Company.

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Notes to the consolidated financial statements

(b)Dividends
During the year ended 31 December 2025, fully franked dividends of A$223.421 million (unaudited) (US$143.000 million (unaudited)) in total (A$0.2674 per share) (unaudited) were declared and paid to shareholders. In prior year ended 31 December 2024, fully franked dividends of A$877.296 million (unaudited) (US$583.000 million (unaudited)) in total (A$1.0502 per share) (unaudited) were declared and A$877.296 million (unaudited) (US$583.000 million (unaudited)) were paid to shareholders. For the year ended 31 December 2023, fully franked dividends of A$6,273.933 million (US$4,150.000 million) in total (A$7.5103 per share) were declared and A$6,202.264 million (US$4,101.000 million) were paid to shareholders.
(c)Translation reserve
The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.
18Related parties
(a)Remuneration of Directors and Key Management Personnel
Director and key management personnel compensation comprised the following:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Short-term employee benefits	3,915	3,980	4,219
Post-employment benefits	112	258	267
Other long-term employee benefits	293	(891)	939
Termination payments	496	1,003	-
	4,816	4,350	5,425
(b)Other related party transactions
During the year ended 31 December 2025, the Company recognised revenue of $779.797 million (unaudited) (2024: $1,022.481 million (unaudited); 2023: $4,393.722 million) from the sale of goods to its shareholder, Tianqi Lithium Energy Australia Pty Ltd (formerly Tianqi UK Limited) and its related entities. At 31 December 2025, $67.479 million (unaudited) (2024: $36.882 million (unaudited); 2023: $289.956 million) was owed by Tianqi Lithium Energy Australia Pty Ltd and its related entities to the Company.
During the year ended 31 December 2025, the Company recognised revenue of $885.153 million (unaudited) (2024: $948.140 million (unaudited); 2023: $5,474.513 million) from the sale of goods to its other shareholder, RT Lithium Limited and its related entities. At 31 December 2025, $59.362 million (unaudited) (2024: $171.374 million (unaudited); 2023: $802.849 million) was owed by RT Lithium Limited and its related entities to the Company.
All transactions with related parties are priced on an arm’s length basis and are to be settled within 90 days (unaudited) (2024: 180 days (unaudited); 2023: 90 days) of the date of the transaction. No expense has been recognised for bad or doubtful debts in respect of amounts owed by related parties.
19Financial risk management
The Group has exposure to the following risks from its use of financial instruments:
•credit risk
•liquidity risk
•market risk
This note presents information about the Group’s exposure to each of the above risks, their objectives, policies and processes for measuring and managing risk, and the management of capital. Further quantitative disclosures are included throughout this financial report.
The Board of Directors of the Company has overall responsibility for the establishment and oversight of the risk management framework and for developing and monitoring risk management policies.

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Notes to the consolidated financial statements

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.
(a)Credit risk
Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s cash on deposit with financial institutions and receivables from customers.
(i)Cash and cash equivalents
The Group places cash on deposit with recognised financial institutions in order to reduce the risk of default. As the institutions have a Moody’s rating of P-1, the credit risk of default of the counterparties is considered low.
(ii)Trade and other receivables
The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer and the country in which customers operate. A significant proportion of the Group’s revenue is attributable to: sales transactions with two related party customers; and sales transactions with customers in China.
Additionally, during the year, the Group sold trade receivables on a non-recourse basis to a third party. As substantially all risks and rewards associated with these receivables were transferred to the purchaser, the receivables were derecognised in accordance with IFRS 9 Financial Instruments. Continuing exposure to credit risk from sold receivables is limited to a late payment charge for the 90-day period beyond the due date of trade receivables sold. Nil expense was recognised in 2025 in relation to late payment charges (unaudited) (2024: nil (unaudited); 2023: nil).
(b)Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.
(c)Market risk
Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising returns.
(i)Currency risk
The Group is exposed to currency risk on sales, purchases and interest which are denominated in US Dollars (“USD”), whilst its functional currency is AUD.
(ii)Interest rate risk
A variable rate of interest is charged on the Group’s revolving corporate loan facility. The Group does not enter into contracts to mitigate the interest rate risk.
(iii)Other market price risk
The Group does not enter into contracts to mitigate commodity price risk other than to meet its expected usage requirements.
(d)Capital management
The Board’s policy in managing capital is to ensure that the Group continues as a going concern, and that its capital base is sufficiently strong to maintain shareholder, creditor and market confidence and to sustain future development of the business.
The capital base is considered to include the total equity plus borrowings of the Group, which at 31 December 2025 was A$4,032.031 million (unaudited) (2024: A$3,674.697 million (unaudited); 2023: A$3,319.209 million). In determining the funding mix of debt and equity (total borrowings: total equity), consideration is given to the relative impact of the gearing ratio on: the ability of the Group to service loan interest and repayment schedules; lending facility compliance ratios; and the ability of the Group to generate adequate free cash for corporate, expansion and exploration activities.
During the year ended 31 December 2025, fully franked dividends of A$223.423 million (unaudited) (US$143.000 million (unaudited)) in total (A$0.2674 per share (unaudited)) were declared and paid to shareholders. In prior year ended 31 December 2024, fully franked dividends of A$877.296 million (unaudited) (US$583.000 million (unaudited)) in total (A$1.0502 per share (unaudited)) were declared and A$877.296 million (unaudited) (US$583.000 million (unaudited)) were paid to

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Notes to the consolidated financial statements

shareholders. For the year ended 31 December 2023, fully franked dividends of A$6,273.933 million (US$4,150.000 million) in total (A$7.5103 per share) were declared and A$6,202.264 million (US$4,101.000 million) were paid to shareholders
20Financial Instruments
(a)Credit risk exposures
Credit risk represents the loss that would be recognised if a customer or counterparty fails to meet their contracted obligations.
(i)Profile
The carrying amount of the Group’s financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was:

		2025	2024	2023
		(Unaudited)	(Unaudited)
	Note	A$'000	A$'000	A$'000

Financial assets
Cash and cash equivalents	6	297,642	389,155	286,291
Trade and other receivables	7	156,408	230,864	1,127,029
		454,050	620,019	1,413,320

A provision for impairment of $5.544 million is recognised as at 31 December 2025 (unaudited) (2024: nil (unaudited); 2023: nil) relating to amounts owed from an electricity supplier which has gone into administration .

(ii)Trade & other receivables by geographic region
The Group’s maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Australia	98,044	51,884	328,120
America	44,626	165,678	694,776
Europe	7,451	5,673	58,342
China (including Hong Kong)	6,209	7,598	45,648
Other regions	78	31	143
	156,408	230,864	1,127,029

At 31 December, the ageing of trade and other receivables was as follows.

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Neither past due or impaired	156,408	230,199	1,118,728
Past due 1-90 days but not impaired	-	665	8,301
	156,408	230,864	1,127,029

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Notes to the consolidated financial statements

(b)Liquidity risk exposures
The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements:

	Carrying	Contractual	6mths	6-12	1-2	2-5	5+
	amount	cash flows	or less	months	years	years	years
	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000
2025 (Unaudited)
Trade and other payables	185,871	185,871	185,871	-	-	-	-
Lease liabilities	185,441	216,327	24,902	24,545	47,837	114,265	4,778
Revolving corporate loan	1,792,917	2,195,636	52,448	52,448	104,897	1,985,843	-
	2,164,229	2,597,834	263,221	76,993	152,734	2,100,108	4,778

2024 (Unaudited)
Trade and other payables	245,150	245,150	245,150	-	-	-	-
Lease liabilities	208,919	250,118	23,774	23,084	45,429	128,396	29,435
Revolving corporate loan	1,817,597	2,348,029	57,778	57,779	115,559	2,116,913	-
	2,271,666	2,843,297	326,702	80,863	160,988	2,245,309	29,435

2023
Trade and other payables	382,073	382,073	382,073	-	-	-	-
Lease liabilities	214,312	264,638	20,973	20,847	40,966	116,801	65,051
Revolving corporate loan	1,279,240	1,547,455	45,963	45,963	91,925	1,363,604	-
	1,875,625	2,194,166	449,009	66,810	132,891	1,480,405	65,051

(c)Interest rate risk exposures
(i)Profile
At the reporting date the interest rate profile of the Group’s interest-bearing financial instruments was:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Fixed rate instruments
Financial assets	202,120	200,507	-
Financial liabilities	(4,653)	(7,294)	(4,162)
	197,467	193,213	(4,162)
Variable rate instruments
Financial assets	95,522	188,648	286,291
Financial liabilities	(1,775,212)	(1,794,746)	(1,265,137)
	(1,679,690)	(1,606,098)	(978,846)

(ii)Cash flow sensitivity analysis for variable rate instruments
An increase/decrease of 100 basis points in interest rates at the reporting date would have decreased/increased profit and loss after tax for the reporting period by $11.758 million (unaudited) (2024: decreased/increased $11.243 million (unaudited); 2023: decreased/increased $6.852 million). This analysis assumes that all other variables remain constant.
(iii)Fair value sensitivity analysis for fixed rate instruments
The Group does not account for any fixed rate financial assets and liabilities at fair value through profit and loss. Therefore, a change in interest rates at the reporting date would not affect profit and loss.

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Notes to the consolidated financial statements

(d)Currency risk exposures
(i)Profile
Sales revenue and interest-bearing liabilities of the Group are mainly denominated in US dollars. Given the predominately Australian dollar cost base of the business and a functional currency of Australian dollars, these US dollar sales and interest-bearing liabilities create a foreign exchange exposure in terms of earnings and cash flow.

The Group’s exposure to USD foreign exchange risk at reporting date and for the 12 months from reporting date was as follows, based on notional amounts:

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Cash and cash equivalents	54,542	65,076	183,078
Trade receivables	125,957	191,271	1,088,265
Interest bearing liabilities	(1,792,917)	(1,817,597)	(1,279,240)
Net statement of financial position exposure	(1,612,418)	(1,561,250)	(7,897)

The following significant AUD/USD exchange rates applied during the period:

	2025	2024	2023
	(Unaudited)	(Unaudited)

Reporting date spot	0.6693	0.6217	0.6840
Average rate	0.6449	0.6597	0.6644

(ii)Fair value sensitivity analysis
A 10 percent strengthening/weakening of the AUD against the USD at 31 December would have increased/decreased profit and loss after tax by AUD$107.205 million (unaudited) (2024: increased/decreased by $103.003 million (unaudited); 2023: increased/decreased by $52.463 million) and would have had no impact on other comprehensive income (unaudited) (2024: nil (unaudited); 2023: nil). This analysis assumes that all other variables remain constant.
(e)Fair values
The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
	2025	2025	2024	2024	2023	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$'000	$'000	$'000	$'000	$'000	$'000

Cash and cash equivalents	297,642	297,642	389,155	389,155	286,291	286,291
Trade and other receivables	156,408	156,408	230,864	230,864	1,127,029	1,127,029
Trade and other payables	(185,871)	(185,871)	(245,150)	(245,150)	(382,073)	(382,073)
Lease liabilities	(185,441)	(185,441)	(208,919)	(208,919)	(214,312)	(214,312)
Revolving corporate loan	(1,775,212)	(1,792,917)	(1,794,747)	(1,817,597)	(1,265,136)	(1,279,240)
	(1,692,474)	(1,710,179)	(1,628,797)	(1,651,647)	(448,201)	(462,305)

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Notes to the consolidated financial statements

21Commitments
(a)Mining tenement expenditure commitments

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$'000

Contracted but not provided for and payable:
Within one year	1,270	1,281	1,171
One year or later and no later than five years	80	1,333	2,383
Later than five years	94	111	119
	1,444	2,725	3,673

The Group has certain statutory obligations to undertake a minimum level of expenditure in order to maintain rights of tenure to its mining licenses. These obligations are expected to be fulfilled in the normal course of operations of the Group to avoid forfeiture of any tenement.
(b)Capital expenditure commitments

	2025	2024	2023
	(Unaudited)	(Unaudited)
	A$'000	A$'000	A$’000
Contracted but not provided for and payable:
Within one year	21,169	51,193	277,570
One year or later and no later than five years	-	-	-
	21,169	51,193	277,570

22Group entities
Significant subsidiaries

		Country of	Ownership interest	Ownership interest	Ownership interest
	Note	incorporation	2025	2024	2023
			(Unaudited)	(Unaudited)
			%	%	%

Windfield Finco Pty Ltd		Australia	100	100	100
Talison Lithium Pty Ltd		Australia	100	100	100
Talison Minerals Pty Ltd		Australia	100	100	100
Talison Services Pty Ltd		Australia	100	100	100
Talison Long Term Incentive Plan Trust	(i)	Australia	-	-	-
Talison Lithium Australia Pty Ltd		Australia	100	100	100
Talison Lithium (MCP) Pty Ltd		Australia	100	100	100
Talison Lithium (Canada) Inc		Canada	100	100	100
Inversiones SLI Chile Limitada		Chile	100	100	100

(i)Although the Company does not hold any ownership interest in the Talison Long Term Incentive Plan Trust, it does have control over the trust in accordance with the trust deed.
23Events occurring after the balance sheet date
There has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years (unaudited).

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Notes to the consolidated financial statements

24Changes in material policies
The Group has adopted all of the new or amended Accounting Standards and Interpretations issued by the International Accounting Standards Board (IASB) that are mandatory for the current reporting period. The Group has not elected to early adopt any new standards or amendments during the current financial year.
25Material Accounting Policies
The Group has consistently applied the following accounting policies to all periods presented in these consolidated financial statements.
(a)Basis of consolidation
(i)Business combinations
The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss.
(ii)Subsidiaries
Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
(iii)Interests in equity-accounted investees
The Groups’ interest in equity accounted investees comprises an interest in a joint venture. A joint venture is an arrangement in which the Group has joint control and the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities. Jointly controlled entities are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.
Investments in jointly controlled entities are accounted for under the equity method and are initially recognised at cost. The cost of the investment includes transaction costs.
The consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted interests from the date joint control commences until the date that joint control ceases.
(iv)Transactions eliminated on consolidation
Intra-group balances and transactions, and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.
(b)Foreign currency
(i)Foreign currency transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

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Notes to the consolidated financial statements

(ii)Foreign operations
The assets and liabilities of foreign operations are translated to the functional currency at exchange rates at the reporting date. The income and expenses of foreign operations are translated to A$ at exchange rates at the dates of the transactions. Foreign currency differences are recognised in other comprehensive income and presented in the foreign currency translation reserve (translation reserve) in equity. When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in a foreign operation and are recognised in other comprehensive income, and are presented in the translation reserve in equity.
(c)Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns and trade allowances.
Amounts are recognised as sales revenue when the customer obtains control of the product, and:
•the product is in a form suitable for delivery and no further processing is required by, or on behalf of, the Group;
•the quantity, quality and selling price of the product can be determined with reasonable accuracy; and
•the product has been dispatched to the customer or delivered to the customer where shipping terms are delivered at place unloaded and is no longer under the physical control of the Group or the customer has formally acknowledged legal ownership of the product including all inherent risks, albeit that the product may be stored in facilities the Group controls.
(d)Financial income and expense
The Group’s financial income and expense includes:
•interest income;
•interest expense;
•the foreign currency gain or loss on financial assets and liabilities; and
•unwind of discount of rehabilitation and restoration provision.
Interest income or expense is recognised in profit or loss using the effective interest method.
(e)Income tax
Income tax expense comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the period and any adjustments to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax assets and liabilities are offset only if certain criteria are met.
Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.
A deferred tax asset is recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

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Notes to the consolidated financial statements

Tax consolidation
The Company and its wholly-owned Australian resident entities are part of a tax-consolidated group. As a consequence, all members of the tax-consolidated group are taxed as a single entity. The head entity within the tax-consolidated group is Windfield Holdings Pty Ltd.
Nature of tax funding arrangement and tax sharing agreements
The Company, in conjunction with other members of the tax-consolidated group, has entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts. The tax funding arrangements require payments to/ from the head entity equal to the current tax liability (asset) assumed by the head entity and any tax-loss deferred tax asset assumed by the head entity. The inter-entity payable (receivable) is at call.
Contributions to fund the current tax liabilities are payable as per the tax funding arrangement and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.
The Company, in conjunction with other members of the tax-consolidated group, has also entered into a tax sharing agreement. The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.
(f)Goods and services tax
Revenue, expenses and assets are recognised net of the amount of goods and services tax (“GST”), except where the amount of GST incurred is not recoverable from the taxation authority. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.
Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the Australian Taxation Office (“ATO”) is included as a current asset or liability in the balance sheet.
Cash flows are included in the statement of cash flows on a net basis.
(g)Cash and cash equivalents
For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.
(h)Inventories
Finished goods and work in progress inventories are valued at the lower of cost and net realisable value.
Costs represent weighted average cost and include direct costs and an appropriate portion of fixed and variable overhead expenditure, including depreciation and amortisation.
Net realisable value is the amount estimated to be obtained from the sale of the item of inventory in the normal course of business, less any anticipated costs to be incurred prior to its sale.
Consumable stores are valued at weighted average cost.
Obsolete or damaged inventories are valued at net realisable value. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.
(i)Property, plant and equipment
Land is shown at historical cost and is not depreciated. All other property, plant and equipment are stated at historical cost, which includes capitalised borrowing costs, less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.
Mine specific property, plant, machinery and equipment refers to plant, machinery and equipment for which the economic useful life cannot extend beyond the life of its host mine.
Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of non-mine specific property, plant and equipment. Mine specific plant, machinery and equipment are depreciated over the lesser of the life of the economically recoverable reserves for the whole of the mine (using the units of production method) and

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Notes to the consolidated financial statements

twenty years. Mining property and development assets are depreciated over the life of economically recoverable reserves for the whole of the mine. Deferred waste is amortised over the life of economically recoverable reserves for the relevant component of the ore body. The estimated useful lives in the current period are as follows:

		Depreciation Percentage
•Mine specific property, plant, machinery and equipment	the shorter of the applicable mine or asset life to a maximum of twenty years	5.0%
•Other non-mine specific plant and equipment	the asset life	12.5% to 33.3%

The Group applies the units of production method for amortisation of its mine property and development and deferred waste, which results in a depreciation charge proportional to the depletion of the anticipated remaining life of mine production. The mine property & development calculation requires the use of estimates and assumptions in relation to reserves outlined in Note 26.
Each item’s economic life has due regard both to its own physical life limitations and to present assessments of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments.
The reserves, life of mine and the remaining useful life of each class of asset are reassessed at regular intervals and the depreciation/amortisation rates adjusted accordingly.
(i)Commercial production
Commercial production commences when the Group determines that assets are capable of being operated in a manner intended by management. Prior to commercial production, pre-production income and related operating costs are recognized in the income statement and any incremental cost is capitalized to property, plant and equipment.
(j)Intangible assets
(i)Research and development
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in profit or loss as incurred.
Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and capitalised borrowing costs. Other development expenditure is recognised in profit or loss as incurred.
Capitalised development expenditure is measured at cost less any accumulated amortisation and accumulated impairment losses.
(ii)Subsequent expenditure
Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognised in profit or loss as incurred.
(iii)Amortisation
Amortisation is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is recognised in profit or loss.

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Notes to the consolidated financial statements

The estimated useful lives are as follows:

•Software	10 years
Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
(k)Exploration and evaluation expenditure
Exploration and evaluation expenditure is accumulated separately for each area of interest in accordance with IAS 106 Exploration and Evaluation of Mineral Resources. Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure.
Expenditure is carried forward when incurred in areas for which the Group has rights of tenure and where economic mineralisation is indicated, but activities have not yet reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves and active and significant operations in relation to the area are continuing. Each such project is regularly reviewed. If the project is abandoned or if it is considered unlikely the project will proceed to development, accumulated costs to that point are written off immediately.
Identifiable exploration assets acquired from another mining company are recognised as assets at their cost of acquisition, as determined by the requirements of IFRS 3 Business Combinations.
Projects are advanced to development status when it is expected that accumulated and future expenditure can be recouped through project development or sale.
All of the above expenditure is carried forward up to commencement of operations at which time it is amortised in accordance with the policy stated in Note 25(i).
(l)Financial instruments
(i)Non-derivative financial assets and liabilities – recognition and derecognition
The Group initially recognises loans and receivables and debt securities on the date when they are originated. All other financial assets and financial liabilities are recognised on the trade date.
The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.
Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.
(ii)Non-derivative financial assets – measurement
Receivables
Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of selling the receivable. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, receivables are measured at fair value through other comprehensive income (2023: Subsequent to initial recognition, receivables are measured at amortised cost using the effective interest method, less any impairment losses).
Non-derivative financial liabilities – measurement
Non-derivative financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method.
(m)Share Capital
Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.
(n)Impairment
(i)Financial assets
The carrying amounts of the Company’s financial assets measured at amortised cost are reviewed at each reporting date to determine whether a loss allowance should be recognised under the ‘expected credit loss’ model.

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Notes to the consolidated financial statements

(ii)Non-financial assets
The carrying amounts of the Company’s non-financial assets, other than inventories, exploration and evaluation assets and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated.
The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.
An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.
(iii)Exploration and evaluation assets
Exploration and evaluation assets are tested for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount, for example:
•The term of exploration licence in the specific area of interest has expired during the reporting period or will expire in the near future, and is not expected to be renewed;
•Substantive expenditure on further exploration for and evaluation of mineral resources in the specific area are not budgeted nor planned;
•Exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the decision was made to discontinue such activities in the specified area; or
•Sufficient data exists to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation assets is unlikely to be recovered in full from successful development or by sale.
Where a potential impairment is indicated, an assessment of recoverable amount is performed for each CGU which is no larger than the area of interest. The recoverable amount of a CGU is the greater of its value in use and its fair value less costs to sell. An impairment loss is recognised if the carrying amount of a CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss.
(o)Provisions
A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.
(p)Employee benefits
(i)Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date, are recognised in current liabilities. A liability is recognised for the amount expected to be paid under a short-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.
(ii)Long-term employee benefits
The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. A liability is recognised for the amount expected to be paid under a

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Notes to the consolidated financial statements

long-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.
(iii)Defined contribution plans
A defined contribution plan is a post-employment benefit plan under which an entity pays contributions into a separate entity and will have no legal or constructive obligation to pay future amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which services are rendered by the employees.
(q)Rehabilitation and mine closure costs
The Group has obligations to dismantle, remove, restore and rehabilitate certain items of property, plant and equipment.
Under IAS 16 Property, Plant and Equipment, the cost of an asset must include any estimated costs of dismantling and removing the asset and restoring the site on which it is located. The capitalised rehabilitation and mine closure costs are depreciated (along with the other costs included in the asset) over the asset’s useful life. The depreciation expense is included in the cost of sales of goods.
IAS 137 Provisions, Contingent Liabilities and Contingent Assets requires a provision to be raised for the present value of the estimated cost of settling the rehabilitation and restoration obligations existing at balance date. Those costs that relate to rehabilitation and restoration obligations arising from the production process are recognised in production costs. The estimated costs are discounted using a pre-tax discount rate that reflects the time value of money. The discount rate must not reflect risks for which future cash flow estimates have been adjusted.
As the value of the provision represents the discounted value of the present obligation to restore, dismantle and rehabilitate, the increase in the provision due to the passage of time is recognised within borrowing costs. This borrowing cost is excluded from the cost of sales of goods.
Estimates are required to determine the level of undiscounted rehabilitation and closure costs for the Group. In addition, an estimate of the life of mine is required to determine the period over which the undiscounted costs are required to be discounted. The life of mine has been estimated to be approximately 24 years as at 31 December 2025 (unaudited) based on the estimate of mineable reserves updated as at August 2023 and the anticipated rate of production. This is the period over which the rehabilitation and closure provision is discounted. The life of mine is subject to change should the mineable reserves, ore inventory and the anticipated rate of production change in the future.
(r)Deferred waste mining costs
In accordance with IFRIC 20, expenditure incurred to remove overburden or waste material in an open pit mine, that is mined in a period at a rate that is in excess of the life of mine strip ratio for the particular open pit ore body component is recognised as a non-current asset within Property, Plant and Equipment where the following criteria are met:
•it is probable that the future economic benefit (improved access to the ore body component) associated with the stripping activity will flow to the entity;
•the Group can identify the component of the ore body for which access has been improved; and
•the costs relating to the stripping activity associated with that component can be measured reliably.
The deferred waste mining costs are amortised in accordance with the policy stated in Note 25(i). Changes in estimates of average life of mine strip ratios are accounted for prospectively. For the purpose of assessing impairment, deferred waste mining is grouped with other assets of the relevant cash generating unit.
(s)Leases
At inception of a contract, the Group determines whether the arrangement is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.
This policy is applied to contracts entered into on or after 1 January 2019.
i)As a lessee
At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

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Notes to the consolidated financial statements

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate. The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.
Lease payments included in the measurement of the lease liability comprise the following:
•Fixed payments, including in-substance fixed payments;
•Variable lease payments that depend on an index or a rate, initially measured using the index or rate at the commencement date;
•Amounts expected to be payable under a residual value guarantee; and
•The exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.
The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in the future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.
(ii)Short-term leases
The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.
(t)Maintenance and repairs
Certain items of plant used in the primary extraction, separation and secondary processing of the extracted minerals are subject to major overhaul on a cyclical basis. Costs incurred during such overhauls are characterised as either in the nature of capital or in the nature of repairs and maintenance. Work performed may involve:
i)the replacement of a discrete sub-component asset, in which case an asset addition is recognised and the book value of the replaced item is written off; and
ii)demonstrably extending the useful life or functionality of an existing asset, in which case the relevant cost is added to the capitalised cost of the asset in question.
Costs incurred during a major cyclical overhaul which do not constitute (i) or (ii) above, are written off as repairs and maintenance as incurred. Costs qualifying for capitalisation under (i) or (ii) above are subsequently depreciated in accordance with Note 25(i). General repairs and maintenance which are not characterised as part of a major cyclical overhaul are expensed as incurred.

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Notes to the consolidated financial statements

(u)Deferred income
The Group recognises deferred income in the statement of financial position in relation to contracts where the Group has provided consideration in return for future income. The deferred income is released to the income statement over time as the income is earned.
(v)Rounding of amounts
The Group is of a kind referred to in instrument 2017/191 issued by ASIC in accordance with that instrument, all financial information presented in Australian dollars has been rounded off to the nearest thousand dollars, unless otherwise stated.
26Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are the same as those applied by the Group in its consolidated financial statements.
(a)Mineral Resource and Reserves
Reserves are estimates of the amount of mineral product that can be economically extracted from the Group’s properties. In order to calculate reserves, estimates and assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, future capital requirements, short and long term commodity prices and exchange rates.
Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analysing geological data. This process may require complex and difficult geological judgements and calculations to interpret the data.
The Group determines and reports ore reserves under the Australian Code for Reporting of Mineral Resource and Ore Reserves December 2012, known as the JORC Code. The JORC Code requires the use of reasonable investment assumptions to calculate reserves.
Due to the fact that economic assumptions used to estimate reserves change from period to period, and geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Group’s financial results and financial position in a number of ways, including:
Asset carrying values may be impacted due to changes in estimated future cash flows;
Depreciation and amortisation charged in the income statement may change where such charges are calculated using the units of production basis; and
Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves alter expectations about the timing or cost of these activities.
Depreciation and amortisation of mining assets is prospectively adjusted, based on these changes.

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Directors' declaration
1In the opinion of the directors of Windfield Holdings Pty Ltd (‘the Company’):
(a)the financial statements and notes set out on pages 6 to 31 hereof:
(i)give a true and fair view of the Group’s financial position as at 31 December 2025 and of its performance for the year ended on that date in accordance with the statement of compliance and basis of preparation described in Note 2; and
(ii)comply with IFRS Accounting Standards as issued by the International Accounting Standards Board; and
(iii)are not prepared for statutory reporting purposes.
(b)there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors:

/s/ William Zhang
William Zhang
Director
Perth
Dated:     19 March 2026

Independent Auditors’ Report

The Board of Directors
Windfield Holdings Pty Ltd

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Windfield Holdings Pty Ltd and its subsidiaries (the Company), which comprise the consolidated statements of financial position as of December 31, 2023, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and its financial performance and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The comparative statement of financial position as of December 31, 2024 and 2025 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

KPMG, an Australian partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. The KPMG name and logo are trademarks used under license by the independent member firms of the KPMG global organisation. Liability limited by a scheme approved under Professional Standards Legislation.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•    Exercise professional judgment and maintain professional skepticism throughout the audit.
•    Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•    Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•    Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•    Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG

KPMG
Perth, Australia
26 March 2024